SCHEDULE 14A
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


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Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-12

                           Forest Laboratories, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Carl C. Icahn
                            Dr. Alexander J. Denner
                              Dr. Richard Mulligan
                          Professor Lucian A. Bebchuk
                                Dr. Eric J. Ende
                                   Mayu Sris
                               Icahn Partners LP
                         Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                      Icahn Partners Master Fund III L.P.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                               Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                        Icahn Enterprises Holdings L.P.
                          Icahn Enterprises G.P. Inc.
                                 Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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     4) Date Filed:

The Delaware Chancery Court ordered Forest Laboratories to release to the Icahn Group the documents filed herewith relating to the Howard Solomon exclusion action.

ON JULY 19, 2011, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ALEXANDER J. DENNER, DR. RICHARD MULLIGAN, PROFESSOR LUCIAN A. BEBCHUK, DR. ERIC J. ENDE, MAYU SRIS, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2011 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLLFREE: (800) 697-6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550.

                                  MINUTES OF A
                                SPECIAL MEETING
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                           FOREST LABORATORIES, INC.

                                 APRIL 5, 2011

     A Special Meeting of the Board of Directors of Forest Laboratories, Inc. (the "Corporation") was held at 10:00 a.m. at the offices of the Corporation. Present in person or by telephone were the following members of the Board of
Directors:

                               Howard Solomon
                               Lawrence Olanoff
                               Dan L. Goldwasser
                               William J. Candee III
                               Dr. Lester Salans
                               Dr. Peter Zimetbaum
                               Kenneth E. Goodman

constituting a quorum of the Board. Also present were Frank Perier, Executive Vice President, Administration and Chief Financial Officer, Herschel S. Weinstein, Vice President - General Counsel and Andrew Ceresney, a partner in the law firm of Debevoise & Plimpton LLP.

     Mr. Weinstein informed the members of the Board that on March 14, 2011, the Office of Inspector General of the United States Department of Health and Human Services had informed the Corporation by a telephone call to the Debevoise firm that it was considering an order "excluding" Mr. Solomon, the Corporation's CEO, from participating in Federal health care programs. Mr. Weinstein indicated that the purpose of the meeting was to describe the implications of this development in order to allow the Board to consider appropriate responses on the part of the Corporation. Mr. Weinstein then introduced Mr. Ceresney, a partner at the Debevoise firm that was counsel to the Corporation in connection with OIG matters, to provide the relevant background and to describe the legal consequences of such an exclusion order.

     Mr. Ceresney reviewed with the Board the history of settlement discussions with the Department of Justice that led to the September 2010 settlement of a United States civil and criminal investigation of certain marketing practices of the Corporation and a meeting attended by Debevoise with the Chief Counsel to the OIG following OIG's recent phone call. Mr. Ceresney also reviewed the consequences of an exclusion order with respect to Mr. Solomon,

                           REDACTED FOR A/C PRIVILEGE

                           REDACTED FOR A/C PRIVILEGE

                                    Mr.  Ceresney  further summarized the
administrative procedures relating to exclusion proceedings and the judicial procedures which would be available if an exclusion order was entered (

                           REDACTED FOR A/C PRIVILEGE     ).

     Mr. Weinstein then described senior management's recommendations in light of the possibility of OIG issuing an exclusion order. Such recommendations included continuing efforts to seek to dissuade 01G from proceeding with the exclusion order, assistance to, and cooperation with, Mr. Solomon's counsel in supporting Mr. Solomon's litigation strategy and development of an appropriate investor relations strategy. Mr. Weinstein also recommended

                           REDACTED FOR A/C PRIVILEGE

     Mr. Weinstein further reported that senior management believes that Mr. Solomon's continued service as the CEO and director is in the best interest of the Corporation and recommends that the Corporation take all reasonable steps to avoid the issuance of an exclusion order and, if one is issued, to enjoin its enforcement. Summarizing the views of management, Mr. Weinstein noted the following reasons in support of management's position:

o Mr. Solomon continues to make a major contribution to the success of the Corporation. The Corporation's business model is the development and marketing of novel pharmaceuticals through partnerships; accordingly, the ability to attract new partners as well as to maintain strong relationships with its existing partners is essential to the Corporation's business model. Mr. Solomon has had, and continues to have, a key role in the development and maintenance of those relationships.

o The management reorganization implemented and announced in December 2010 included promotions of key members of management with a view to developing a succession plan to ultimately filling the COO and CEO positions. This reorganization was premised upon the continued leadership of Mr. Solomon.




o If OIG successfully implements an exclusion of Mr. Solomon, absent an injunction or temporary restraining order, Mr. Solomon would be required to resign as an officer and director within 20 days in order to preserve the eligibility of the Corporation's products for coverage under government funded medical reimbursement programs. Implementing a transition in that short time frame could be disruptive and detrimental to the Corporation.

o The failure of the Corporation to actively resist an exclusion action may be seen (both by employees and investors) as a tacit acknowledgment of morally culpable acts on the part of management, potentially undermining both employee morale and investor confidence.

o The Corporation should not be made to suffer these harms given that the proposed exclusion order does not reflect any wrongdoing or even any suggestion of wrongdoing by Mr. Solomon but instead reflects, in management's view, an unprecedented and punitive use of the Department of Health and Human Service's regulatory authority as to the Corporation.

     In response to questions from Board members, Messrs. Weinstein and Ceresney reviewed the procedural aspects of an exclusion order. In addition, in response to such questions, Mr. Weinstein

                           REDACTED FOR A/C PRIVILEGE

     Mr. Weinstein indicated that for the reasons enumerated, the Corporation's senior management recommends that the Corporation retain its own counsel and otherwise cooperate with counsel retained by Mr. Solomon in connection with this matter, as well as discharge its Bylaw indemnification obligations to Mr. Solomon. Accordingly, Mr. Weinstein presented specific resolutions to be considered for adoption by the Board (and noted that Mr. Solomon had recused himself from participation in the voting as to such resolutions).

     Upon motion duly made and seconded, the following resolutions were unanimously adopted by the Board of Directors:

     WHEREAS, the Office of the Inspector General ("OIG") of the Department of Human Health and Services has notified Forest Laboratories, Inc. (the "Company") that it is considering an order excluding Howard Solomon, the Company's CEO.

     WHEREAS, the Board is advised that the OIG's action is based upon the fact that a subsidiary of the Company has pleaded guilty to the commission of two strict liability no intent misdemeanors and an interpretation by the OIG of its governing legal mandate to the effect that OIG may order such exclusion without being required to allege or prove that Mr. Solomon has any personal knowledge or awareness for the acts of that subsidiary.

     WHEREAS, the exclusion of Mr. Solomon could materially damage the business of the Company if Mr. Solomon were to continue to serve as an officer or director of the Company by jeopardizing the eligibility of the Company's products for reimbursement under government medical reimbursement programs, including Medicare and Medicaid, and accordingly if such an order were to be issued and become effective it is anticipated that Mr. Solomon would be required to sever his director and officer relationship with the Company.

     WHEREAS, in December 2010 the Board approved a management reorganization designed to increase the responsibilities and further the development of certain key executive officers as part of a management succession plan intended to ensure the continued availability to the Company of a pool of highly trained and effective candidates to lead the Company in the future.

     WHEREAS, such reorganization contemplated the continued leadership of the Company by Mr. Solomon.

     WHEREAS, the loss of Mr. Solomon's executive leadership as a result of an exclusion would force the Company to implement a truncated succession plan, and could negatively impact the management reorganization approved by this Board of Directors in December 2010 and could negatively impact the Company's operations and create uncertainty among the Company's employees, investors, and business partners, including potential business partners with whom the Company is seeking to build alliances.

     WHEREAS, the Company's Bylaws provide for mandatory indemnification of any officer or director involved in any action or proceeding by reason of the fact that he is an officer or director to the fullest extent permitted by Delaware corporate law.

     NOW THEREFORE BE IT

          RESOLVED, that the Board of Directors of the Company approve the Company's indemnification of Mr. Solomon for all costs incurred by him in connection with the OIG's consideration of an order of exclusion against him, and in connection with any challenge to the validity of such order or effort to otherwise prevent the enforcement of any such order, in each case, to the fullest extent authorized by, and subject to the applicable provisions of, the Company's Bylaws and applicable law; and

          RESOLVED, that the Company retain its own counsel and other experts as appropriate to support Mr. Solomon in connection with these matters, and that the Company's executive officers and such counsel are hereby authorized and directed to take all actions necessary and appropriate to avoid the issuance of any such order of exclusion against Mr. Solomon and if issued to avoid or mitigate the adverse impact on the Company of any exclusion action against Mr. Solomon if so taken by the OIG.

          RESOLVED, that the proper officers of this Corporation and its counsel be, and they hereby are, authorized to take all such further action, to do all such acts and things and to execute and deliver all such agreements, instruments and documents in the name and on behalf of this Corporation and under its corporate seal or otherwise and to pay all such fees and expenses as in their judgment shall be necessary, proper or advisable in order to fully carry out the intent and to accomplish the purposes of the foregoing resolutions.

                                  [Letterhead]
                            DEBEVOISE & PLIMPTON LLP

                                                        919 Third Avenue
                                                        New York, New York 10022
                                                        Tel  212 909 6000
                                                        Fax  212 909 6836
                                                        www.debevoise.com


March 30, 2011

By FEDERAL EXPRESS

                                                      CONFIDENTIAL/FOIA EXEMPT

The Honorable Daniel R. Levinson, Esq.
Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5250
330 Independence Ave., S.W.
Washington, D.C. 20201

                           FOREST LABORATORIES, INC.

Dear Mr. Levinson:

     We represent Forest Laboratories, Inc. ("FLI") and its subsidiary Forest Pharmaceuticals, Inc. ("FPI") (together "Forest" or "the Company"), a public company whose shares trade on the NYSE, in connection with a civil and criminal investigation conducted by the Department of Justice that was concluded in September 2010, and as part of which FPI pled guilty to two no-intent misdemeanors in November 2010. Judgment was entered in accordance with that plea agreement on March 2, 2011.

     During the negotiations relating to the resolution of the criminal investigation, your Office informed us that it was considering conditioning a waiver of permissive exclusion for the corporate entity on Forest's disaffiliation from eight of its top executives. Subsequently, we were informed that your Office was limiting its disaffiliation condition to Howard Solomon, currently Forest's Chief Executive Officer, President, and Chairman of its Board of Directors. After some dialogue, your Office agreed to withdraw its request for disaffiliation, and Forest was granted a waiver of exclusion and entered into an extensive Corporate Integrity Agreement. The Company recently reported to your office on its successful implementation of the CIA. Then, two weeks ago, days after FPI's judgment of conviction was final, we were informed by your Chief Counsel, Lew Morris, that your Office is considering whether to seek to permissively exclude Mr. Solomon under 42 U.S.C. 1320a-7(b)(15) based, in our view, solely on his position as an officer or managing employee of FPI, even though he had no involvement in, awareness of, or reason to know of any criminal misconduct. Yesterday, we met with Mr. Morris and others in your Office to discuss this matter and to explain why exclusion of Mr. Solomon in these circumstances would be unjustified and a misapplication of the factors listed in your Office's October 19, 2010 Guidance for Implementing Permissive Exclusion Authority Under Section 1128(b)(15). We write to ask for the opportunity to meet with you personally if your Office is inclined to move ahead with a Notice of Intent to Exclude Mr. Solomon.

Hon. Daniel R. Levinson, Esq.             2                       March 30, 2011













                                    REDACTED

Hon. Daniel R. Levinson, Esq.             3                       March 30, 2011













                                    REDACTED














                                                        Respectfully submitted,



                                                        /s/ Mary Jo White
                                                        -----------------
                                                        Mary Jo White


cc:  REDACTED